UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 6, 2017

IMAGE CHAIN GROUP LIMITED, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55326	46-4333787
(State or other jurisdiction of	Commission	(I.R.S. Employer
Incorporation or organization)	File Number)	Identification Number)

Room 503, 5/F, New East Ocean Centre
9 Science Museum Road
Kowloon, Hong Kong, S.A.R.
(Address of principal executive offices and zip code)

(852) 3188-2700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers

On August 6, 2017 Ms. Beverly Tai Hai-hua CHEN resigned as principal financial officer and principal accounting officer of the Company, Chief Financial Officer, Assistant Secretary and Director. Ms. Chen’s departure is not due to a dispute or disagreement with the Company.

The Company is grateful to Ms. Chen for her service.

On August 6, 2017, the Company’s Board of Directors appointed Dr. Jonathan Ka Kit TAM, age 45, to act as principal financial officer and principal accounting officer of the Company, Chief Financial Officer and Assistant Secretary. A majority of shareholders of the Company, acting by written consent dated August 6, 2017, elected Dr. Tam to the Board of Directors of the Company.

Since 2004, Dr. Tam has been the founder, sole Director, Chief Executive Officer and President of UStar Investment Group and the affiliated DSI Institute. UStar and DSI arrange academic research and funding of research by Chinese academics abroad and international academics in China. UStar and DSI are currently active in arranging academic studies and symposiums in connection with the PRC’s “One Belt, One Road” initiative. Dr. Tam is also the founder and sole director of Dragon Star International, Inc., SCA Wellness, Inc. and Wei Shu North America, Inc., companies involved in academic placements, beauty and health travel and the import of agricultural goods, respectively.

Dr. Tam holds a Doctorate of Business Administration from the EU Business School, conducted post-doctoral work at Oxford University and holds a Bachelor of Business Administration from the University of Wisconsin-Madison. The Company believes Dr. Tam’s extensive learning in business administration, experience working with academic institutions and relationships in the PRC will be of benefit not only to the day-to-day management of the Company, but development of its future businesses as well.

Dr. Tam will continue to supervise the UStar and DSI businesses, and has agreed that he will dedicate no less than 20 hours a week of his time to his responsibilities as Chief Financial Officer and Director of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the Hong Kong, S.A.R., on the 8th day of August, 2017.

IMAGE CHAIN GROUP LIMITED, INC.

By:	/s/ David Po
David Po
Chairman, Chief Executive Officer and President